Exhibit 10.3

1.
Cue Biopharma, Inc.
2.
Director Compensation Policy

Members of the Board of Directors (the “Board”) of Cue Biopharma, Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) shall receive compensation for their services on the Board in accordance with this Director Compensation Policy (this “Policy”).

a.
Cash Compensation

Each non-employee director shall be paid an annual cash retainer of $35,000 prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

In addition to the annual cash retainer described above, the chairman of the Board, if he or she is a non-employee director (the “Non-Employee Chairman”), shall be paid an annual cash retainer of $30,000 and standing committee members shall be paid the annual committee fees set forth below, in each case prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

Audit Committee Chair:	$15,000
Audit Committee Member (other than the committee Chair):	$7,500
Compensation Committee Chair:	$10,000
Corporate Development Committee Member (other than the committee Chair):	$5,000
Corporate Development Committee Chair:	$10,000
Science and Technology Strategy Committee Member (other than the committee Chair):	$5,000
Science and Technology Strategy Committee Chair:	$10,000
Compensation Committee Member (other than the committee Chair):	$5,000
Corporate Governance and Nominating Committee Chair:	$8,000
Corporate Governance and Nominating Committee Member (other than the committee Chair):	$4,000

b.
Equity Compensation

Upon initial appointment to the Board a non-employee director shall be awarded Options to purchase 20,000 shares of the Company’s common stock (“Common Stock”). So long as such non-employee director remains a Service Provider such Options shall vest over three years with one-third vesting on the one-year anniversary of the grant date and the balance vesting in eight equal quarterly installments. Upon Separation from Service due to the non-employee director’s death, or if there is a Change of Control, then any such then unvested Options shall become fully vested as of the date of such death or Change of Control, as applicable. If such non-employee director ceases to remain a Service Provider for any reason other than death or a Change of Control, then any such unvested Options shall be forfeited as of the date of such Separation from Service.

On the first trading day following December 31 of each year (each, an “Annual Option Grant Date”), each non-employee director other than the Non-Employee Chairman shall be awarded Options to purchase 10,000 shares of Common Stock. Such Options shall not become vested until the first anniversary of the Annual Option Grant Date (the “Annual Award Vesting Date”). Upon Separation from Service due to the non-employee director’s death, or if there is a Change of Control, any such Options shall become fully vested as of the date of such death or Change of Control, as applicable. If a non-employee director ceases to remain a Service Provider for any reason other than death before the Annual Award Vesting Date or a Change of Control, then such Options shall be forfeited as of the date of such Separation from Service.

Options issued in accordance with the terms of this Policy shall be made under and pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Omnibus Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Non-Employee Plan or Omnibus Plan, as applicable. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a Director’s unvested equity awards upon retirement.

c.
Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

d.
Employee Directors

An employee of the Company who serves as a director receives no additional compensation for such service.

Adopted Effective January 1, 2021